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                                  EXHIBIT 12.1
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                                                  JOHN Q. HAMMONS HOTELS, L.P.
                                          HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                                         (000'S OMITTED)

                                                    2002             2001             2000            1999             1998
                                                  --------         --------         --------         --------         -------
HISTORICAL EARNINGS:
Income (loss) before minority interest,
provision for income taxes, extraordinary
item and cumulative effect of change in
accounting principle                              $ (3,452)        $(11,899)        $ (2,422)        $   (973)        $   338

Add:
Interest, amortization of deferred
financing fees and other fixed charges
(excluding interest capitalized)                    72,593           72,550           75,451           63,456          58,257
                                                  --------         --------         --------         --------         -------

   Historical earnings                            $ 69,141         $ 60,651         $ 73,029         $ 62,483         $58,595
                                                  ========         ========         ========         ========         =======

FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                                   $ 70,971         $ 70,975         $ 73,833         $ 62,209         $57,286

Interest capitalized                                    --               --              504            6,770           6,163

Interest element of rentals                          1,622            1,575            1,618            1,247             971
                                                  --------         --------         --------         --------         -------

   Fixed charges                                  $ 72,593         $ 72,550         $ 75,955         $ 70,226         $64,420
                                                  ========         ========         ========         ========         =======

RATIO OF EARNINGS TO FIXED CHARGES (A)                 N/A              N/A              N/A              N/A             N/A

Fixed charges in excess of earnings               $  3,452         $ 11,899         $  2,926         $  7,743         $ 5,825
                                                  ========         ========         ========         ========         =======
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(A)      In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
         (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).


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